AGREEMENT BETWEEN THE DOWNS RACING, INC. AND

                PENNSYLVANIA HARNESS HORSEMEN'S ASSOCIATION, INC.

     THIS AGREEMENT is made and entered into on the 17 day of December, 1999, by and between THE DOWNS RACING, INC. (hereinafter called "The Downs") and THE PENNSYLVANIA HARNESS HORSEMEN'S ASSOCIATION, INC., a Pennsylvania Corporation (hereinafter called "PHHA") and,

     WITNESSETH THAT: WHEREAS, The Downs is licensed to conduct and is engaged in the business of conducting harness racing meetings, simulcasting and account wagering of races to and from other locations, at, to and from The Downs, and

         WHEREAS, PHHA's membership consists of owners, trainers, and drivers of harness horses participating in harness race meetings at The Downs and elsewhere in the United States and Canada, and PHHA has been organized and exists for the purpose of promoting the sport of harness racing; improving the lot of owners, trainers, drivers, breeders and grooms of harness racing horses participating in race meetings; establishing health, welfare and insurance programs for drivers, trainers and grooms of harness racing horses; negotiating with harness racing tracks on behalf of owners, trainers, drivers and grooms of harness racing horses; and generally rendering assistance to them whenever and wherever possible; and

         WHEREAS, the parties hereto believe that the amount of pari-mutuel wagering at The Downs is the best basis upon which to fix the financial arrangements between the parties, and

         WHEREAS, the parties have agreed that all existing agreements shall remain in full force and effect until the effective date of this agreement (January 16, 2000 - 12:01 AM).

         NOW,  THEREFORE,   in  consideration  of  the  promises  and  covenants
contained herein, it is agreed as follows:

         1.       TERM OF AGREEMENT

The provisions of this Agreement shall apply to and govern every harness racing meeting and all simulcasting conducted at, from or to The Downs from 12:00 AM on January 16, 2000 (Effective Date) through 12:00AM January 15, 2003.

         2.       PURSE DISTRIBUTION

    A.       The parties hereto have agreed that The Downs shall pay to the PHHA

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            horsemen's account a fixed percentage of 4.25% (for the term through
                           January 15, 2002 with the sum elevating to 4.3% for the balance of the term beginning January 15, 2002 through January 15, 2003) of total system handle. Total system handle shall mean all wagering conducted at the primary location, all non-primary locations and all telephone wagering.

                                    (1)  Interactive  Wagering - All interactive
                           wagering conducted via an authorized personal computer connection to The Downs (eBetUSA or its equivalent) will be handled.

                                            Separately   from  the  formula  for
                                            total  system  handle.  The  parties
                                            hereto  agree  that net  commissions
                                            for this  purpose  will also be less
                                            host  fees  paid to other  tracks or
                                            trade  organizations  and  less  any
                                            service  charges from an interactive
                                            company.  For this section only, The
                                            Downs  agrees  to  pay  PHHA  purses
                                            equal to the  following  percentages
                                            of  the  net  commissions  for  this
                                            product:

                                                     Year 1    -       32%
                                                     Year II  -        32 2/3%
                                                     Year III -        33 1/3%


                  B.       RACES CONDUCTED AT POCONO DOWNS RACETRACK

     Throughout the Term of this Agreement, The Downs shall distribute to the PHHA purse account fifty percent (50%) of breakage from wagering at The Downs on live races conducted at The Downs.
     (1) Each Contract Year, (12:00 AM January 16, 2000 through 12:00AM on January 15, 2003) during the Term of this Agreement, The Downs shall pay to the PHHA the sum of Three Hundred Sixty Thousand Dollars ($360,000) to be used for the purposes described in paragraph 5 below.

                                    (2)     Each Contract  Year,  the balance of
                                            the   amounts    determined    under
                                            paragraph  2A, after  deducting  the
                                            amounts  payable  under  (1)  above,
                                            shall be paid in racing purses.

                                    (3)     The amount due to the PHHA  annually
                                            shall  be  accrued  at the  rate  of
                                            Thirty  Thousand  Dollars  ($30,000)
                                            per  month  every   Contract   year.
                                            Payment   shall  be  made  in  equal
                                            monthly  payments  to the PHHA to be
                                            used  for   purposes   described  in
                                            paragraph  5  below  and  shall  not
                                            exceed  the  amounts  stated  in (1)
                                            above. At the written request of

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the PHHA,  The Downs  shall make  direct  payments  for  insurance  or for other purposes allowed under paragraph 5 below, or shall make direct payment to the PHHA up to any amount payable to the PHHA. However, the total amount paid out in any Contract Year to or on behalf of the PHHA for purposes described in paragraph 5 below may, by mutual agreement of the parties hereto, exceed Three Hundred Sixty Thousand Dollars ($360,000).
                                    (4)     A maximum of three  percent  (3%) of
                                            the total  overnight  purse payments
                                            in each  Contract  Year  may be paid
                                            out in racing  purses  for early and
                                            late   closing   events   and  stake
                                            events.   Stake   events   requiring
                                            funding  exceeding the three percent
                                            (3%) limit  herein may be  scheduled
                                            if agreed to by both parties.

                  C.       INTERSTATE SIMULCASTING

(1) In addition to the amounts otherwise provided for in this Agreement, The Downs shall distribute in racing purses during each Contract Year throughout the Term of this Agreement, 1% of the first Twelve Million Dollars ($12,000,000) in fees earned by The Downs for live programs simulcast to wagering locations outside Pennsylvania (export signal) and 50% of any amount over Twelve Million Dollars ($12,000,000).

                                    (2)     It is also  specifically  understood
                                            and  agreed  that if the host  track
                                            (e.g.  the track from which the live
                                            racing is being broadcast)  requires
                                            written agreement or permission from
                                            PHHA for receipt of a simulcast  for
                                            any race(s), then PHHA will normally
                                            automatically     and    immediately
                                            provide its written agreement and/or
                                            permission  (whichever  is required)
                                            on the forms  required.  The  PHHA's
                                            granting   of  such   agreement   or
                                            permission  or its prompt  execution
                                            of the  forms  supplied  to  it,  as
                                            referenced   above,   will   not  be
                                            unreasonably withheld or delayed. If
                                            The  Downs  believes  that  PHHA has
                                            unreasonably   withheld  or  delayed
                                            such   agreement  or  permission  or
                                            execution,  then it  shall  have the
                                            right  to  initiate   an   immediate
                                            expedited   arbitration  to  resolve
                                            such dispute.

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                  D.       INTRASTATE SIMULCASTING

                           In addition to the amount (s) otherwise provided for in Paragraph 2, The Downs shall distribute in racing purses the following amounts based upon handle on racing conducted within Pennsylvania and simulcast to Primary Locations within Pennsylvania.

                           (1) Two and one-half (2 1/2%) percent of the total handle on The Downs live races simulcast to the Primary Location of another Pennsylvania Racetrack shall be distributed, throughout the entire Term of this Agreement.

                  E.       NON-PRIMARY LOCATIONS

     The percentage to be applied to the purses from wagering at other Pennsylvania Racing Associations Non-Primary Locations is as provided by applicable Pennsylvania statute.

         3.       MINIMUM PURSES/MAXIMUM PURSES

                  A. During the Term of this Agreement the minimum purse payable by The Downs for any pari-mutuel betting race shall be One Thousand Two Hundred Dollars ($1,200.00) unless circumstances warrant a change which shall be mutually agreeable to both parties.

B. During the Term of this Agreement, the maximum purse payable by The Downs for any overnight pari-mutuel race from the purse account created by this Agreement shall be Ten Thousand Dollars ($10,000.00) unless circumstances warrant a change which shall be mutually agreed upon by both parties.


         4.       RACING SCHEDULE

                  A. The Downs will schedule a minimum of one hundred thirty-five (135) race days and one thousand three hundred fifty (1,350) live overnight races at The Downs during each race season during the Term of this Agreement, subject however to conditions beyond its control. The PHHA membership waives the provisions of the Race Horse Industry Reform Act to require more than one thousand three hundred fifty (1,350) live overnight races

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                           annually.   The  PHHA   membership  also  waives  the
                           provisions of the Race Horse Industry Reform Act to require more than one hundred thirty-five (135) race days annually.

                           The parties hereto agree that said waiver shall continue for the life of this Contract only and agreed upon extensions scheduling a minimum of one hundred thirty-five (135) race days and one thousand three hundred fifty (1,350) live overnight races at The Downs in accordance with this Sub- paragraph A of Paragraph 4 of this Agreement.

                  B. The Downs management will prepare a weekly schedule showing the number of live races and simulcast races to be presented each day during a given week. That schedule will be presented to the PHHA at least two weeks prior to the first racing day of the scheduled week. If the live overnight races do not fill, then his will be considered a condition beyond the control of The Downs and the minimum number of 1,350 live overnight races will be reduced by the number of races not filled.

         5.       ARRANGEMENTS WITH PHHA

                  A. As per Paragraph 2 (B) (3) of this Agreement said amounts shall be used for:

   (1)      To defray PHHA's operating expenses;
   (2) To pay PHHA's dues to any national organization of horsemen to which it belongs;
   (3) To pay premiums for a group health and medical insurance policy for drivers, trainers and grooms;
   (4)      To  pay   premiums   for  an  accident   and
            disability insurance policy which covers trainers and drivers that are involved in accidents while training or racing;

B. The Downs shall provide an office for the use of the PHHA representative on its racing grounds.

C. Representatives of The Downs and PHHA will be available to consult with each other at reasonably convenient times concerning any matters pertaining to the operation of race meetings of The Downs or the provisions of this Agreement. Specifically, representatives of The

                         Downs and PHHA shall meet before each racing season and

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                           throughout  the same on a  bi-weekly  basis  whenever
                           possible to discuss and agree on racing dates, purse structures and races offered on the condition sheet and qualifying standards.

         6.       STALL ASSIGNMENTS

                  Nothing in this Agreement shall be deemed to limit or restrict in any manner the absolute discretion of The Downs to assign stalls to owners and trainers whether or not members of PHHA, except that stall space shall not be denied by reason of membership in, or activity on behalf of, PHHA or duly constituted horsemen's committees, or as otherwise prohibited or restricted by law.

         7.       RACING APPLICATION

     Each owner and/or trainer having horses racing at The Downs shall be required to complete a racing application that details the complete inventory of horses in that owner's or trainer's racing stable. Such form may be required to be updated on a monthly basis.

         8. PENNSYLVANIA-OWNED AND/OR SIRED RACES OR HORSES WHO HAVE RACED A NUMBER OF TIMES AT THE MEET

A. At the request of PHHA, The Downs shall offer on each weekly condition sheet up to six (6) Pennsylvania-Owned and/or Sired Races or races for horses that have started a certain number of times at the meet per live race week during the Term of this Agreement. Pennsylvania- Owned or Sired Races shall carry a purse enhancement of a minimum of ten percent (10%) over the base purse for such condition or claiming race.

                           "Pennsylvania-Owned Races" when used above means races restricted to horses which are (a) wholly owned and declared by Pennsylvania resident (s) or (b) wholly owned by Pennsylvania resident (s) and declared by a Pennsylvania resident lessee of the horse.

"Pennsylvania   Sired   Races":    Pennsylvania    Harness   Racing   Commission
Regulations/definitions shall govern.

                           "Pennsylvania Residence" shall be established by presentation, on request of The Downs and/or PHHA representative, of (a) a valid Pennsylvania

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                           Vehicle   Registration   and  a  valid   Pennsylvania
                           Driver's License or (b) Pennsylvania State Income Tax Return showing permanent domicile in Pennsylvania.

         9.       INDEMNITY AND COOPERATION - HOLD HARMLESS

A. PHHA hereby agrees to indemnify and hold The Downs harmless of, from and against any and all claims, losses, expenses, judgments, penalties or extra distributions imposed upon or suffered by The Downs arising from claims made by another organization that represents the horsemen participating in any meeting of The Downs and is entitled to receive some or all of the payments previously provided to PHHA, or in connection with, the payment provided in Paragraphs 2 and 5 above. In the event any other organization shall claim to represent the horsemen participating in any meeting of The Downs during the Term of this Agreement, The Downs and PHHA shall there upon take all necessary and proper steps to cooperate with and support each other in sustaining and preserving the effectiveness of this Agreement.

                  B. The PHHA agrees to indemnify and save and hold The Downs harmless from any liability for bodily injury or property damage to any owner, driver, trainer or his property, arising out of or related to practicing for or participating in harness racing at The Downs except where such damage or injury is the result of gross negligence on the part of The Downs.

         10.      CONTROLLING LAW AND REGULATIONS: ARBITRATION

A. The interpretation of the provisions of this Agreement shall be governed by the laws of Pennsylvania.

B. The performance and operation of this Agreement, during the entire term hereof, shall be subject in all respects to the provisions of the Pennsylvania Race Horse Industry Reform Act, all the Commonwealth's rules and regulations, and subject to the approval of the Pennsylvania State Harness Racing Commission.

C. This is the entire agreement between the parties. Any modification or amendment to this Agreement must be in writing and signed by the parties or their duly authorized representatives.




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                  D.       Any and  all  disputes  between  the  parties  hereto
                           arising out of or relating to this Agreement or any breach thereof shall be resolved by arbitration to be held in Wilkes-Barre, Pennsylvania, in accordance
                           with   the   Rules   of  the   American   Arbitration
                           Association then in effect. Any award rendered by the arbitrator (s) may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be borne equally by the parties hereof.

         11.      ASSIGNMENT, TRANSFER, ADOPTION OF AGREEMENT

                  Any assignment of all the rights and obligations of The Downs or transfer or adoption of this Agreement shall not require PHHA's consent and upon such assignment, transfer or adoption, such assignee of transferee shall be substituted as a party to this Agreement.

         12.      NINE HORSE FIELDS

                  Nine horse or larger fields with one or more horse trailers may be permitted in any overnight, early or late closer or stake race only with the permission of the PHHA. The purse for a nine horses overnight race field shall carry a ten percent (10%) increase on the base purse. There will be no nine horse fields for maidens or non- winners of two (2) pari-mutuel races lifetime.

         13.      NEW INCOME SOURCES

                  If The Downs becomes aware of a new source of wagering or simulcasting income not addressed in this Agreement, The Downs will notify the PHHA of such income source and PHHA will enter negotiations concerning such income source.

         IN WITNESS WHEREOF, with the intention of being legally bound, the parties by their respective chief officers who are authorized and empowered to bind the respective parties, have caused this Agreement to be duly executed as of this _17____ day of December 1999.

                       [Next Page is Signature Page Only]

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                                 Signature Page

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